File No. 333-176735

As filed with the Securities and Exchange Commission on January 30, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ULTA BEAUTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-4022268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Remington Blvd., Suite 120 Bolingbrook, Illinois	60440
(Address of principal executive offices)	(Zip Code)

Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan

(Full title of the plan)

Jodi Caro General Counsel and Corporate Secretary Ulta Beauty, Inc. 1000 Remington Blvd., Suite 120 Bolingbrook, Illinois 60440 (630) 410-5391	Copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 297-5668
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Ulta Beauty, Inc., a Delaware corporation (the “Company” or the “Registrant”), files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation and the former publicly-traded parent company of the Company (“Predecessor”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment pertains to the Company’s adoption of Registration Statement No. 333-176735 (the “Registration Statement”) relating to the issuance of shares of Predecessor’s common stock, par value $0.01 per share (the “Predecessor Common Stock”), pursuant to the Amended and Restated 2011 Incentive Award Plan (the “Equity Plan”). The Company is adopting the Registration Statement as a result of Predecessor’s completion of a holding company reorganization, whereby the Company became the parent holding company for the Ulta Beauty group of companies, which now includes the Predecessor.

The holding company reorganization was completed on January 29, 2017 pursuant to an Agreement and Plan of Merger, dated as of January 27, 2017 (the “Plan of Merger”), among the Company, Predecessor and Ulta Merger Sub, Inc., a Delaware corporation (“Merger Sub”). In accordance with the Plan of Merger, Merger Sub merged with and into Predecessor, with Predecessor surviving the merger (the “Merger”). In connection with the Merger, each outstanding share of Predecessor Common Stock was automatically converted into one share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), evidencing the same proportional interests in the Company and having the same designation, rights, powers and preferences, and qualifications, limitations and restrictions as a share of Predecessor Common Stock immediately prior to the Merger.

In connection with the Merger, the Company assumed (including sponsorship of) the Equity Plan and any subplans, appendices or addendums thereto, and all obligations of Predecessor pursuant to each stock option to purchase a share of Predecessor Common Stock and each right to acquire or vest in a share of Predecessor Common Stock, including, without limitation, restricted stock units and performance based vesting share unit awards, outstanding immediately prior to the Merger and each option and right was converted into an option on or right to acquire, as applicable, Company Common Stock.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Predecessor paid all registration fees at the time of filing the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Predecessor and/or the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and deemed to be a part hereof:

(a)    Predecessor’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016;

(b)    Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, July 30 and October 29, 2016;

(c)    Predecessor’s Current Report on Form 8-K dated June 1, 2016;

(d)    The Company’s Current Report on Form 8-K dated January 29, 2017; and

(e)    The description of the Company’s common stock, with attached preferred stock purchase rights, contained in Predecessor’s Amendment No. 1 to Registration Statement on Form 8-A, dated October 24, 2007, including any other amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement, as amended by this Amendment, that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation provides that it shall indemnify its directors against liability to the corporation or stockholders to the fullest extent permissible under the DGCL. The Company’s Bylaws provide that it shall indemnify its directors, officers and those serving at the request of the Company to the fullest extent permissible under the DGCL, including in circumstances in which indemnification is otherwise discretionary under the DGCL. The Company also maintains director and officer liability insurance. These indemnification provisions are sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The limitation of liability and indemnification provisions in the Company’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, an investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed herewith (or incorporated herein by reference) as part of this Registration Statement.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Amendment, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois, on January 30, 2017.

ULTA BEAUTY, INC.

By:	/s/ Mary N. Dillon
Mary N. Dillon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on January 30, 2017.

SIGNATURE	TITLE

/s/ Mary N. Dillon Mary N. Dillon	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Scott M. Settersten Scott M. Settersten	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Accounting Officer)

* Charles J. Philippin	Chairman of the Board of Directors

* Michelle L. Collins	Director

* Robert F. DiRomualdo	Director

Dennis K. Eck	Director

* Catherine A. Halligan	Director

* Charles Heilbronn	Director

* Michael R. MacDonald	Director

* George R. Mrkonic	Director

* Lorna E. Nagler	Director

* Vanessa A. Wittman	Director

*By	/s/ Jodi J. Caro
Jodi J. Caro
Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Ulta Beauty, Inc. (formerly Ulta Salon, Cosmetics & Fragrance, Inc.) 2011 Incentive Award Plan (incorporated by reference to Appendix A to Predecessor’s Proxy Statement on Schedule 14A filed April 20, 2016 (File No. 001-33764)).

4.2	Certificate of Incorporation of Ulta Beauty, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated January 29, 2017 (File No. 001-33764)).

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Ulta Beauty, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated January 29, 2017 (File No. 001-33764)).

4.4	Bylaws of Ulta Beauty, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K dated January 29, 2017 (File No. 001-33764)).

5	Opinion of Foley & Lardner LLP (including consent of counsel).

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney.